                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

    Filed by the Registrant / /
    Filed by a Party other than the Registrant /X/

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    / /  Definitive Proxy Statement
    /X/  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                QUICKTURN DESIGN SYSTEMS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                 MENTOR GRAPHICS CORPORATION
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
         -----------------------------------------------------------------------

LYON & LYON LLP
A Limited Liability Partnership
Including Professional Corporations
JAMES W. GERIAK
JAMES C. BROOKS
LAWRENCE R. LaPORTE
ARMAND F. AYAZI
633 West Fifth Street, Suite 4700
Los Angeles, California 90071-2066
Telephone: (213) 489-1600

MARGER, JOHNSON & McCOLLOM, P.C.
ALAN T. McCOLLOM, OSB No. 79080
1030 S.W. Morrison Street
Portland, Oregon 97205
Telephone: (503) 222-3613

Attorneys for Defendant
QUICKTURN DESIGN SYSTEMS, INC.

                          UNITED STATES DISTRICT COURT

                               DISTRICT OF OREGON

MENTOR GRAPHICS CORPORATION, an           )      Civil No. C96-00342-RE
Oregon Corporation                        )
                      Plaintiffs,         )      CONSOLIDATED CASES
                                          )
         v.                               )      INTERIM SUPPLEMENTAL EXPERT
                                          )      REPORT OF JAMES MACK FOLSOM
QUICKTURN DESIGN SYSTEMS, INC., a         )
Delaware corporation,                     )
                      Defendants.         )
                                          )
                                          )
                                          )
-------------------------------------------
                                          )
META SYSTEMS, a French corporation,       )
                                          )      FILED UNDER SEAL
                      Plaintiff,          )
                                          )      CONTAINS CONFIDENTIAL
         v.                               )      INFORMATION SUBJECT TO
                                          )      PROTECTIVE ORDER
QUICKTURN DESIGN SYSTEMS, INC., a         )
Delaware corporation,                     )
                      Defendant.          )
                                          )
                                          )
-------------------------------------------


INTERIM SUPPLEMENTAL EXPERT REPORT OF JAMES MACK FOLSOM
Civil No.  C96-00342-RE
Page 1



                                TABLE OF CONTENTS
                                                                                                               PAGE
                                                                                                               ----


I.       BACKGROUND MATERIAL STUDIED AND SUMMARY..................................................................4

II.      QUICKTURN'S LOST PROFIT ON SALES THAT MENTOR MADE -- LOST SALES..........................................6

         A.       Past Lost Sales.................................................................................6

                  1.       Capacity and Substitutability..........................................................9

                  2.       Lost Profit on Equipment..............................................................11

                  3.       Lost Profit on Service/Maintenance....................................................12

         B.       Lost Future Sales (Repeat Sales)...............................................................13

                  1.       Equipment.............................................................................13

                  2.       Service/Maintenance...................................................................15

         C.       Price Erosion..................................................................................15

                  1.       Past Price Erosion....................................................................17

                  2.       Future Price Erosion..................................................................18

III.     SUMMARY.................................................................................................19



INTERIM SUPPLEMENTAL EXPERT REPORT OF JAMES MACK FOLSOM
Civil No.  C96-00342-RE
Page 2

     1. My names is James Mack Folsom. As I have previously indicated in my Expert Report, dated July 1, 1997 (attached as Exhibit 14), I am an economist with almost four decades of experience in analyzing the impact of actions by one firm or a group of firms on the income of other firms. This Interim Supplemental Expert Report supplements my earlier expert report. My educational background and experience are detailed in my earlier report at PARAPARA1-4. I left my employ at Glassman-Oliver Economic Consultants, Inc. after I completed the earlier report and now manage my own independent consulting firm, Mack Folsom, Inc.

     2. My updated resume is attached as Exhibit 1 and presents an updated list of expert testimony I have given during the past four years. There has been no change in the publications. Charges for my time are $325 per hour.

I.   BACKGROUND MATERIAL STUDIED AND SUMMARY

     3. This Interim Supplemental Expert Report analyzes the lost sales (including service), lost future sales (including service), and generalized price erosion (past and future) caused by Mentor's aggressive sales and marketing efforts since June 1996 to the present in view of documents recently produced by Mentor Graphics Corporation(1) ("Mentor").

     4. Since completing the earlier report in July 1997, 1 have obtained additional information on sales and marketing activities of Mentor, which information shows the wide range of their marketing and sales activities in the United States. Since the first International Trade Commission ruling adverse to Mentor, the documents that Mentor has provided indicate that Mentor significantly accelerated its sales and marketing efforts with respect to its infringing emulation products in the United States. (I am advised that Mentor has not provided information


------------------------------
(1) Mentor designates either or both Mentor and Meta.


INTERIM SUPPLEMENTAL EXPERT REPORT OF JAMES MACK FOLSOM
Civil No.  C96-00342-RE
Page 3
sufficient to assess its foreign sales and marketing activities.). The quotes to customers indicate a big increase in selling activity after the first International Trade Commission hearing. Mentor documents that have been produced appear to indicate that Mentor submitted price quotes on four emulation projects in the United States prior to June, 1996. Between June and December, 1996, quotes were submitted on 13 jobs and in the first nine months of 1997 quotes were made on another 13 jobs. (See letter 8/7/98 from Sanjay Bhandari to Lawrence LaPorte (Exhibit 2), and attachments thereto (Exhibit 15).) I have also obtained data from Quickturn Design Systems, Inc. ("Quickturn") which allows me to measure the impact of Mentor's unrelenting marketing and sales activities on the prices charged by Quickturn and on lost future sales.

         5. My earlier report indicated that Mentor's infringement of Quickturn's patent and Mentor's attempts to sell emulation products in the United States had caused several categories of damage to Quickturn. Among them were (1) the loss of the actual sale of equipment when Mentor made a sale, (2) the loss of the sale of the service associated with that equipment,
(3) the loss of future sales of equipment to that customer, (4) the loss of service associated with the sale of the equipment sold in the future, (5) the possible loss of sales outside the United States because of the sales lost in the United States,(2) (6) delays in purchasing which may decrease earnings, adversely impacting impacting on stock prices and, thus, raising the cost of potential acquisitions,(3) (7) increases in the cost of selling because of Mentor's presence and (8) price

------------------------------
(2) I am advised Mentor has produced little or no information with respect to its foreign sales efforts, and I reserve the right to supplement my report if such information becomes available.

(3) Mentor has recognized Quickturn's need to add to their product portfolio, saying: "Recently, Quickturn. announced a merger with SpeedSirn, a cycle-based simulator provider. This merger is a clear indicator that Quickturn is feeling pressure to offer a more comprehensive verification environment. In fact, a quote from the release (announcing the merger) states `Quickturn is changing from being an emulation company to be a design

INTERIM SUPPLEMENTAL EXPERT REPORT OF JAMES MACK FOLSOM
Civil No.  C96-00342-RE
Page 4
erosion caused by Mentor's selling activities. (See paragraph 9 of my original report, Exhibit 14.)

     6. With the information now available, I am able to measure the impact on Quickturn's profits from the sale of infringing equipment and service by Mentor. In addition, I have used the data to calculate Quickturn's lost profits from future sales of equipment and service that Quickturn would have made if Mentor had not sold an infringing product.(4) Finally, I have used the information available to measure the price erosion, both past and into the future, caused by Mentor's sales and marketing of its infringing products. Due to inadequate information provided by Mentor, I am still unable to quantify the impact of domestic sales activity by Mentor on Quickturn's foreign sales.

II. QUICKTURN'S LOST PROFIT ON SALES THAT MENTOR MADE -- LOST SALES

         A. Past Lost Sales

         7. As indicated in my earlier report, the appropriate measure of damages to a firm whose patent has been infringed is lost profits on the sales it would have made but for the infringement, that is, the difference between the sales the patentee would have made and the costs it would have incurred. In my earlier report, I presented details which demonstrated that Quickturn's profit rate (over its variable costs of manufacturing and selling the products and service) is approximately 70%. (See Exhibit 14 at paragraphs 11 - 12.) In order to determine

--------------------------------------------------------------------------------
verification company.' The SpeedSirn acquisition is a very limited step in the right direction of providing a more comprehensive verification solution." (Emphasis added.) (MGDC 002874), attached at Exhibit 16.

(4) As indicated in my earlier report, for the purposes of damages analysis, I assume Mentor infringed Quickturn's patents.

INTERIM SUPPLEMENTAL EXPERT REPORT OF JAMES MACK FOLSOM
Civil No.  C96-00342-RE
Page 5

Quickturn's lost profits, we must multiply this profit margin by the dollar volume of sales Mentor took away from Quickturn.

     8. Mentor admits making five sales where the product wound up in the United States according to the information originally furnished to us. The first lost sale was to Bull in 1995. The product was purchased to be used at the Bull facility in Arizona.(5) Quickturn actively competed with Mentor in this lost sale.

     9. The second lost sale was to UB Networks in the second quarter of 1996. (Pulini Deposition Exhibit 16 (purchase order) attached at Exhibit 3.) Quickturn and Mentor were head to head competitors for this sale.(6)

     10. The third lost sale was to Radix Technologies, again in the second quarter of 1996. (The purchase order was signed on 5/16/96 and is attached hereto at Exhibit 4, p. 2.) Quickturn actively competed for this sale.

     11. The fourth lost sale was to Motorola in Austin, Texas. It is described as a lease in an attachment to Mr. Bhandari's August 7, 1998 letter to Mr. LaPorte (Exhibit 15, p. 1) which indicates that the value of the lease was $158,466. No information has been presented as to whether this equipment was returned to Mentor at the end of the three months (although it does not appear to be included in Mentor's inventory report -MGDC 002691, Exhibit 11) or whether the lease was extended. Further, no mention is made of the purchase by Motorola of two months of service for $105,000. (Motorola purchase order, issued on the same day as the order for the


----------------------------------------
(5) It is my understanding that, as a part of the deal, Bull agreed to be a reference account for Mentor in the United States.

(6) Mentor made two additional sales to UB Networks. The first was for spare parts, 9/18/96, in the amount of $8,900 (MGDC 002359) and the second on the same date was for a design memory card in the amount of $17,900

INTERIM SUPPLEMENTAL EXPERT REPORT OF JAMES MACK FOLSOM
Civil No.  C96-00342-RE
Page 6
equipment, attached hereto at Exhibit 4, pp. 6-9.) Aside from that, Mentor appears to be playing with the numbers. At $52,500 per month for service, the charge for one year of service would be $630,000. At 13.5% of the equipment price for annual service, the implied selling price of the equipment would be $4,667,000. (See Mentor offers in MGDC 002328 - MGDC 002329, Exhibit 17.) Mentor and Quickturn competed vigorously for this sale.

     12. The fifth lost sale was to National Semiconductor in the first quarter of 1997. (See National Semiconductor purchase order, attached hereto at Exhibit 4, pp. 4-5.) Quickturn actively competed for this sale.

     13. By his letter of August 7, 1998 (Exhibit 2, pp. 1-3), Mr. Bhandari furnished additional information relative to the marketing and sales activities of Mentor in the emulation area. He also provided a summary table (attached at Exhibit 15, pp. 1-2) indicating when quotes had been made and whether a sale had occurred. Among those quotes was one to Lucent Technologies on 8/23/96 and an indication that no sale was made. However, MDGC 002680 (attached at Exhibit 5) is a letter from Sanjay Kasturia, Director, GWPG, Core Technology Group, Lucent Technologies to Bob Mareiniss of Mentor Graphics Corporation which states:


                  Please use Lucent Purchase Order # xxx in reference to the Mentor Corporate Agreement #1214 (Lucent # G17959DE). Mentor Graphics SimExpress emulation product (Base system without options A or B) referenced by Quotation # 60908 which totals $265,413.00 is requested to be shipped immediately to Lucent Technologies.

Further evidence that this sale occurred is found in a letter from Mr. Mareiniss to Lucent Technologies (Exhibit 6), Attention: Sanjay Kasturia, October 10, 1996, which states in part:

--------------------------------------------------------------------------------
(MGDC 002360), both invoices attached at Exhibit 18. No information was found on maintenance sales to UB Network..


INTERIM SUPPLEMENTAL EXPERT REPORT OF JAMES MACK FOLSOM
Civil No.  C96-00342-RE
Page 7

                  Thank you for your commitment to purchase Mentor Graphics SimExpress emulation product (Mentor Graphics Customer Quotation No. 60908). This letter confirms that the shipment has been delivered per your request dated October 3, 1996. (Emphasis added.) (MGDC 002683)

This sale, which was never mentioned by Mentor, was discovered on October 2, 1998 as drafting of this Interim Supplemental Expert Report was being completed. Accordingly, I am not convinced that Quickturn has been provided with the full picture of Mentor's sales taken away from Quickturn. I reserve the right to supplement, alter or change this Interim Supplemental Expert Report should further information come to light.


                  1. Capacity and Substitutability

     14. The party who claims lost profits because an infringer has taken sales away should be able to demonstrate that it had the capacity to produce and sell the product and that, but for the infringer, it would have gotten the sale. Since Quickturn was already trying to sell the customers that Mentor won, there does not appear to any question that Quickturn had the capacity to sell the product. Further, because of quarter to quarter variations in demand, Quickturn has the capacity to expand production substantially without having to expand its production facility. It is also my understanding that Quickturn would not have any problem in obtaining the additional inputs which would be required if production were increased.

     15. Since Quickturn had the capacity to produce and sell the product, the relevant question becomes whether Quickturn could have been expected to get the sale if Mentor had not been in the market with an infringing product. It is my conclusion that Quickturn would have gotten each of these sales in the absence of Mentor. First, Quickturn and Mentor were the only two firms which were offering for sale equipment which was allegedly comparable in both price


INTERIM SUPPLEMENTAL EXPERT REPORT OF JAMES MACK FOLSOM
Civil No.  C96-00342-RE
Page 8
and quality. VMW was offering equipment at prices substantially below those of Quickturn and Mentor and had never made a sale. Zycad, which in the past had sold emulation equipment, was in the process of withdrawing from selling emulation equipment. IKOS, it is my understanding, also had not sold any product when the infringement began. Aptix was just beginning to attempt to sell emulation equipment and the capacity of the equipment which it was offering to sell was less than 100,000 gates at the time the infringement began. Aptix could not be considered as a serious competitor of either Quickturn or Mentor, both of which were offering equipment that had capacities of a million or more gates or as offering a reasonable substitute for any of the five equipment sales that Mentor admits to making since all of those were for equipment with a capacity substantially in excess of 100,000 gates. This all means that we have essentially a two-supplier market insofar as the sale of emulation equipment capable of verifying large chip designs is concerned. This conclusion is also supported by the testimony of Moore and Cibulski at the ITC hearings.

         16. I now turn to the information with respect to the customers and Mentor's perception of its competition. The extent of the competition in the UB Network's situation is summarized in a memorandum from Matthew Fisch to Steve Duffett (both of Mentor) (4/l/96 - MGDC 002465 - MGDC 002466, attached at
Exhibit 7). "We took UB to Paris for a corporate visit to help overcome and address all of the outstanding questions and concerns which Quickturn has raised." Although Mentor has recently procured biased third-party statements to the effect that Quickturn was not the most likely supplier other than Mentor in some of the above lost sales, Mentor's own documents indicate the contrary - Quickturn was the only other candidate in these lost sales (and these are the lost sales that Mentor has disclosed thus far). In


INTERIM SUPPLEMENTAL EXPERT REPORT OF JAMES MACK FOLSOM
Civil No.  C96-00342-RE
Page 9
fact, the only instance that I found where another emulator producer is mentioned as competing with Mentor for a specific sale is one involving Ericsson where Mentor did not make the sale. Quickturn was not perceived as involved in that sale. The competitors mentioned are IKOS and Aptix. (MGDC 002882, attached at Exhibit 8.) On the other hand, there are a large number of references to Quickturn as a competitor, including comments about Quickturn's pricing (See, for example, MGDC 002503, attached at Exhibit 9) and comments like "Quickturn is going to fight us to the death on these three sales campaigns" (3Com-Chipcom, Cabletron and Digital). (MGDC 002466, attached as Exhibit 10.)

     17. It is axiomatic in the emulation industry that once a firm purchases equipment from a supplier, it goes to that same supplier for service/maintenance. Therefore, there is no question that Quickturn would have been the firm to provide the service if it sold the equipment. It also follows that if Quickturn made the original sale, it would generally be the supplier of choice for future equipment sales, provided its equipment performed properly. It is my opinion that this information all supports the conclusions reached in this report about the sale of equipment and service which Quickturn would have enjoyed, absent the presence of Mentor selling an infringing product.

         2. Lost Profit on Equipment

     18. The next step in calculating the damages to Quickturn from losing the particular sales to Mentor was to determine the prices at which Quickturn would have made these sales. I relied upon information provided by Mr. Ostby (Quickturn's CFO and Vice-President of Finance) and Mr. Jordan (Quickturn's Vice-President of U.S. Sales) in that respect. The price information that I have been furnished was for the equipment and one year of service. I


INTERIM SUPPLEMENTAL EXPERT REPORT OF JAMES MACK FOLSOM
Civil No.  C96-00342-RE
Page 10
separated the items using Quickturn's typical rule that service charges for a year equal to 10% of the price of the equipment. The results for the five lost sales that Mentor took away from Quickturn are:



-------------------------------- --------------------------- ---------------------------- ---------------------------

           Customer                     Total Price                   Equipment                 Annual Service
-------------------------------- --------------------------- ---------------------------- ---------------------------
Bull                                         REDACTED                    REDACTED                      REDACTED
UB Networks                                  REDACTED                    REDACTED                      REDACTED
Radix                                        REDACTED                    REDACTED                      REDACTED
Motorola                                     REDACTED                    REDACTED                      REDACTED
National Semiconductor                       REDACTED                    REDACTED                      REDACTED
-------------------------------- --------------------------- ---------------------------- ---------------------------


With the prices for the equipment and the 70% profit rate calculated earlier, I have calculated Quickturn's lost profit on the sale of the equipment and report it at Table 2 attached at Exhibit 12. Table 2 contains the details of the calculation. Quickturn's lost profit on the sales of $4,954,000 of equipment was $3,468,000. (If the $275,000 sale to Lucent is included, Quickturn's lost profit would increase to $3,660,000.)


         3. Lost Profit on Service/Maintenance

     19. I then calculated Quickturn's losses from the sale of services that would normally have been associated with the above equipment sales.(7) Based on my discussions with Mr. Ostby and Mr. Jordan regarding Quickturn's actual experience with their customers, Quickturn would have expected large customers like those above to purchase service for three years. The typical situation is that a customer purchases and pays for the service in annual increments of one year, payable at the beginning of the year. Accordingly, in preparing the data on lost service sales, I assumed that Quickturn would have been paid for the service in three annual payments beginning

INTERIM SUPPLEMENTAL EXPERT REPORT OF JAMES MACK FOLSOM
Civil No.  C96-00342-RE
Page 11
in the quarter after the equipment was purchased. I, therefore, discounted to net present value any sales after September, 1998 using a discount rate of 20% (which discount rate is consistent with industry estimates). Tables 3 - 7 attached at Exhibit 12 contain the details of the lost sales of service and Table 2 shows the lost profit on the sales to be $1,032,400 (again based on a 70% profit margin).


     B.  Lost Future Sales (Repeat Sales)

     20. Having calculated the lost profits on equipment and service, based on the sales which Mentor actually took away from Quickturn, I then examined the question of lost future sales caused by the sales which Mentor actually made. Within the emulation industry, it is generally recognized that once a firm has purchased a particular company's emulator, it will be reluctant to "switch" brands. Switching means retraining personnel and learning to operate the new system. Thus, it follows that once a sale is made, the customer is likely to come back to the same emulator manufacturer to purchase additional equipment and service. The importance of this is reflected in the facts mentioned in my earlier report (Exhibit 14, paragraph 9d) finding that approximately three-fourths of Quickturn's sales are repeat purchases.


         1. Equipment

     21. I first estimated what the dollar volume of sales to the particular lost customer(s) would have been anticipated after the initial lost sales. I relied upon Mr. Ostby and Mr. Jordan for these estimates. Because Quickturn is optimistic that it will get these customers back


--------------------------------------------------------------------------------
(7) The discount rate for the median firm in the industry in which Quickturn operates is shown by Ibbotson as being slightly less than 20%.

INTERIM SUPPLEMENTAL EXPERT REPORT OF JAMES MACK FOLSOM
Civil No.  C96-00342-RE
Page 12
eventually, no repeat sales losses on equipment are claimed beyond the present time.(8) The sales for the individual customers were individually estimated and reported to me by Mr. Ostby and Mr. Jordan. I am advised that the estimates were based upon factors including the size and emulation needs of the particular customer, the volumes of sales made to that particular customer as well as Quickturn's experience with other customers. In my view, these estimates were appropriate in light of the facts available.

     22. For Radix, Quickturn did not believe that it had a reasonable expectation of additional sales and claimed none. For UB Network (including its parent Tandem), Quickturn estimated that it would have sold the company $REDACTED in equipment in the first quarter of 1997 and $REDACTED in the first quarter of 1998. (See Table 10 attached at Exhibit 12.) For Motorola, Quickturn estimated that the repeat sales would have been $REDACTED per quarter after Motorola had a quarter to become accustomed to the Quickturn equipment. The estimate for Motorola is appropriate because Motorola is, I was informed, one of the larger designers of application specific integrated circuits ("ASICs") and customers like Fujitsu and Intel which are not as large have purchased more than Motorola's estimate on emulation on an annual basis. (See Table 12 attached at Exhibit 12.) For National Semiconductor, Quickturn estimated that, after the one quarter lag, National Semiconductor would have purchased $REDACTED per quarter. This would have put Quickturn's sales to National Semiconductor on par with its sales to Fujitsu which Quickturn believes is substantially smaller than National Semiconductor in designing ASICs. (See Table 14 at Exhibit 12.) Quickturn would also have made an additional

--------------------------
(8) This is based on the assumption that there will be a quick resolution of this matter. If that does not occur, I reserve the right to modify my Interim Supplemental Expert Report.

INTERIM SUPPLEMENTAL EXPERT REPORT OF JAMES MACK FOLSOM
Civil No.  C96-00342-RE
Page 13
sale to Bull in the first quarter of 1997. Once again, the estimate is conservative in that it takes into account Quickturn's expectation that the price would be lower because of the general downward trends in price per gate. (See Table 16 attached at Exhibit 12.) The lost profits on the lost repeat sales to the above-mentioned individual customers are shown in Tables 10, 12, 14 and 16 (attached at Exhibit 12). Table 9 (attached at Exhibit 12) contains the summary which shows that Quickturn's lost profit on additional (repeat) sales that it would have expected to make to the customers which purchased infringing product from Mentor totaled $20,965,000 through September, 1998.


         2. Service/Maintenance

     23. As for services associated with the equipment which Quickturn estimated it would have sold but for Mentor's infringement which allowed Mentor to sell the only emulation product that was a realistic competitor of Quickturn's product, Mr. Ostby's and Mr. Jordan's experience was that repeat customers of this size continue to purchase three annual service contracts with repeat equipment sales. Tables 11, 13, 15 and 17 of Exhibit 12 contain the details of the calculation of lost service sales. Once again, sales made after the third quarter of 1998 are discounted back to their present value at a discount rate of 20%. Table 9 presents a summary of the information on lost service associated with repeat sales and shows that Quickturn's lost profits on these services were approximately $5,508,000.

     C. Price Erosion

     24. The final elements of damages that I address in this report are past and future price erosion caused by Mentor's infringement. By past price erosion, I mean the reduction in sales prices (and profits) of Quickturn on sales Quickturn made prior to July 1, 1998. In contrast,


INTERIM SUPPLEMENTAL EXPERT REPORT OF JAMES MACK FOLSOM
Civil No.  C96-00342-RE
Page 14
future price erosion constitutes the reduction in sales prices (and profits) of Quickturn for a limited (five-year) time period after June 30, 1998.

     25. Quickturn's collected data regarding its average price per gate are presented in Table 8. They show that Quickturn's average price per gate has been falling over time. (See Table 8, attached at Exhibit 12.) In the year before Mentor began its infringement (Q3'94 through Q2'95), the average price per gate was REDACTED(cent). In the next year the average price fell slightly to REDACTED(cent). This was the year that Mentor began to market its emulation products, not only in the United States, but world wide. As revealed in the ITC hearings, Quickturn's initial strategy in selling its emulation system was to offer a price which was close to list and then discount an additional amount, as necessary, to close the sale. However, once the customer saw the price offered by Mentor, they were not responsive to additional Quickturn price offers, even those lower than Mentor's.(9) (UB Networks is an example and SGS Thompson is another example.) Large offered discounts have no impact on average prices of sales actually made if the large discounts are not accepted.(10) Thus, when one compares the price drop from the year before Mentor to the year that Mentor began to sell actively, there was little impact on Quickturn's average price because Mentor won most of the competitive situations. The price per gate fell by REDACTED cents.

         26. As a result of the lack of success of its pre-Mentor pricing era, Quickturn revised its pricing policy. It realized that it had to respond to the potential of Mentor as a competitor and had to assume that Mentor would show up in the competitive battle for most if not all of its


-----------------------------------
(9) Quickturn sales principals were told (or otherwise were led to believe) that the customers thought Quickturn was trying to gouge them on price after the customers had seen Mentor's low competing prices.

(10) Quickturn indeed offered SGS a greater than REDACTED% discount off list but still lost the sale.

INTERIM SUPPLEMENTAL EXPERT REPORT OF JAMES MACK FOLSOM
Civil No.  C96-00342-RE
Page 15
customers. Since Quickturn could not know the specific customers that Mentor would target, it chose a policy of offering lower prices to most of its customers. As a result of this pricing change, the average prices per gate in the year, Q3'96 to Q2'97, fell to REDACTED cents, a drop of REDACTED cents per gate from the previous year. In the next year, prices stabilized at this low level and assumed their more normal rate of decrease, dropping by REDACTED cents per gate. (See Table 8.) Attached at Exhibit 13 is a chart that clearly demonstrates the evolution of Quickturn's price per gate over time. This chart clearly shows that Mentor's infringement has irreversibly depressed the price per gate of Quickturn.


         1. Past Price Erosion

     27. In calculating the losses from price erosion, I have assumed that prices would have dropped from REDACTED cents per gate to 85 cents for the year beginning with Q3'96. I assume that the "normal" price would have declined to 83 cents per gate in the next year. My assumption regarding the average price per gate in the absence of Mentor is conservative because it allows for a reduction consistent with (and even larger than) pre-Mentor pricing patterns (due for example to economies of scale). Table 18 shows the details of the calculations.

         28. In order to calculate the price erosion (past and future), I then multiplied the difference between the expected per-gate price and the actual per-gate price by the total volume of gates sold by Quickturn (reduced to their domestic U.S. share). The results are tabulated in Table 18 (post price erosion) and Table 19 (future price erosion) (attached at Exhibit 12). The erosion in prices was then allocated to the United States on the basis of the domestic share of


INTERIM SUPPLEMENTAL EXPERT REPORT OF JAMES MACK FOLSOM
Civil No.  C96-00342-RE
Page 16
gates sold.(11) The calculation in Table 18 shows that the impact of past price erosion has been $19,298,400.

         2. Future Price Erosion

     29. With respect to the future, it is well understood that businesses are generally aware that it is difficult to increase the price to customers once you have sold to them at lower prices -- lest you be viewed as a gouger. Table 18 precisely reflects this fact. Thus, even after Mentor was preliminarily enjoined by this Court, the gate prices never recovered. That is classic price erosion. Even though Mentor was no longer selling in the United States in the second quarter of 1998, the average price per gate remained and stabilized at this low point. For that reason, I have calculated the price erosion impact for a limited five-year period after June 30, 1998 on Quickturn. Table 19 shows the calculations. In making this calculation, I noted that the impact of price erosion shown in Table 18 was that the amount of the price erosion declined REDACTED% from the first year (Q3'96 - Q2'97) to the second year (Q3'97 - Q2'98). In terms of the limited five-year period into the future, I continued that same rate of decline. Further, since this impact on profits is in the future, I discounted the losses by 20% per year to take into account that Quickturn will be getting the money early. Table 19 shows that the expected loss from price erosion for the next five years is $28,440,000.


----------------------------
(11) I believe that this methodology, if it has any effect, understates the price erosion in the United States. The reason is that the price per gate outside the United States is higher than the price per gate in the United States. For example, in Table 18, we see that when the share in the U.S. fell from REDACTED% to REDACTED%, the price per gate rose from REDACTED cents to REDACTED cents and when the share in the U.S. increased from REDACTED% to REDACTED%, the price per gate fell from REDACTED cents to REDACTED cents. The pattern is repeated in the next quarter. The domestic share fell from REDACTED% to REDACTED% and the price per gate rose from REDACTED cents to REDACTED cents.

INTERIM SUPPLEMENTAL EXPERT REPORT OF JAMES MACK FOLSOM
Civil No.  C96-00342-RE
Page 17

III. SUMMARY

     30. Table 1 (attached at Exhibit 12) provides a summary of the losses that I have estimated in this report. The damages from lost sales of product, both past and future, were $24,433,000. The damages from lost sales of service, both past and future, were $6,541,000. The damages from past price erosion were $19,298,000 and the damages from future price erosion for the next five years will be $28,444,000. Total damages to Quickturn from these factors are approximately $78,716,000.

     31. The analysis and calculation provided here are based on information made available to me thus far and I reserve the right to supplement, amend or revise this report as discovery proceeds further in this case.


                                -----------------------------------
                                James Mack Folsom





INTERIM SUPPLEMENTAL EXPERT REPORT OF JAMES MACK FOLSOM
Civil No.  C96-00342-RE
Page 18